Exhibit 5.1

February 6, 2017

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

460 North Gulph Road

King of Prussia

Pennsylvania 19406

Re:	AmeriGas Partners, L.P. and AmeriGas Finance Corp.
Registration Statement on Form S-3 (Registration Nos. 333-212117 and 333-212117-01) 5.750% Senior Notes Due 2027

Ladies and Gentlemen:

This opinion is rendered at the request of AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), and AmeriGas Finance Corp., a Delaware corporation and a wholly-owned subsidiary of the Partnership (the “Finance Corp.” and, together with the Partnership, the “Issuers”), in connection with the sale of $525,000,000 principal amount of 5.750% Senior Notes due 2027 (the “Notes”) of the Issuers pursuant to a prospectus that supplements (the “Prospectus Supplement”) the above-referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Notes are being issued under an Indenture dated as of June 27, 2016, as supplemented by the Third Supplemental Indenture to be dated as of February 13, 2017 (as so supplemented, the “Indenture”), by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), and are being sold pursuant to an Underwriting Agreement, dated as of February 6, 2017 (the “Underwriting Agreement”), by and among the Issuers, AmeriGas Propane, L.P., a Delaware limited partnership (the “Operating Partnership”), AmeriGas Propane, Inc., a Pennsylvania corporation and general partner of both the Partnership and the Operating Partnership, and J.P. Morgan Securities LLC, as representative of the several underwriters named on Schedule II to the Underwriting Agreement (the “Underwriters”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Indenture, the form of global certificates (the “Global Certificates”) evidencing the aggregate principal amount of the Notes, originals, or copies certified or otherwise identified to our satisfaction, of AmeriGas Finance Corp.’s Articles of Incorporation and Bylaws, AmeriGas Partners, L.P.’s Certificate of Limited Partnership and Fourth Amended and Restated Agreement of Limited Partnership, dated as of July 27, 2009, as amended by Amendment No. 1 to Fourth Amended and Restated Agreement of Limited Partnership dated as of March 13, 2012, and Amendment No. 2 to Fourth Amended and Restated Agreement of

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

February 6, 2017

Limited Partnership dated as of July 27, 2015, and such other documents, records and instruments of the Issuers as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, that the Trustee has duly authenticated the Global Certificates, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by the Issuers, and the Global Certificates evidencing the Notes have been duly executed by the Issuers and, when duly authenticated by the Trustee in the manner provided in the Indenture and delivered against payment of the purchase price therefor specified in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuers.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York, the laws of the Commonwealth of Pennsylvania, the Delaware General Corporation Law, and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP